Exhibit 99.1

IDT Corporation Reports First Quarter Fiscal 2015 Results

Increases Quarterly Dividend to 18 Cents

NEWARK, NJ — December 8, 2014: IDT Corporation (NYSE: IDT) reported diluted earnings per share (EPS) of $3.47 and Non-GAAP diluted EPS* of $0.46 on revenue of $412.9 million for the first quarter of its fiscal year 2015, the three months ended October 31, 2014. The 1Q15 results include a gain of $75.1 million on the sale of IDT’s stake in Fabrix Systems.

FIRST QUARTER FISCAL 2015 CONSOLIDATED HIGHLIGHTS

(Unless otherwise noted, results are for1Q15 and are compared to 1Q14).

•	Revenue decreased to $412.9 million from $420.7 million;
•	Direct costs decreased to $343.8 million from $350.3 million;
•	SG&A expense decreased to $57.0 million from $57.8 million;
•	Adjusted EBITDA* increased to $10.4 million from $10.3 million;
•	Gain on the sale of interest in Fabrix Systems of $75.1 million;
•	Income from operations increased to $79.6 million (including the gain on the sale of interest in Fabrix) from $7.3 million;
•	Net income attributable to IDT increased to $80.2 million from $3.5 million;
•	Diluted EPS increased to $3.47 from $0.15;
•	Non-GAAP net income* increased to $10.5 million from $7.4 million;
•	Non-GAAP diluted EPS* increased to $0.46 from $0.32;
•	Net cash provided by operating activities decreased to $8.3 million from $11.0 million.

Shmuel Jonas, IDT’s Chief Executive Officer, said, “In our core telecommunications business, I was pleased by the customer base increase and revenue growth of our flagship Boss Revolution PIN-less calling service. Zedge had a good quarter, increasing revenue by better than 40% year over year to $2 million while significantly increasing its user base. IDT’s bottom line this quarter benefitted substantially from the sale of our interest in Fabrix Systems. After realizing a gain of $75 million on the sale, the Board declared a special $0.68 per share dividend distribution during the first quarter, and in light of our balance sheet strength and the continued expansion of our Boss Revolution services, we subsequently increased our quarterly dividend to $0.18 per share.”

*Throughout this release, Non-GAAP diluted EPS and Adjusted EBITDA for all periods presented are non-GAAP measures intended to provide useful information that supplements IDT’s or the relevant segment’s core results in accordance with GAAP. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of these terms and their respective reconciliation to the most directly comparable GAAP measure.

1Q15 OPERATING RESULTS BY SEGMENT

(Results are for 1Q15 and are compared to 1Q14 unless otherwise noted).

TPS

IDT’s Telecom Platform Services (TPS) segment accounted for 97.8% of IDT’s revenue in 1Q15. TPS markets and distributes multiple communications and payment services across four broad business verticals: Retail Communications, Wholesale Termination Services, Payment Services and Hosted Platform Solutions.

TPS’ minutes of use were 7.48 billion, an increase from 7.29 billion (+2.6%) in 1Q14. TPS’ 1Q15 revenue was $403.8 million, a decrease from $412.8 million (-2.2%) in the year ago quarter.

•	Retail Communications’ revenue was $182.6 million, an increase from $172.5 million (+5.9%) in 1Q14. Sales of international PIN-less calling services on the Boss Revolution platform increased 17.2% year over year due to growth in the number of active Boss Revolution retailers and customers. Boss Revolution PIN-less growth more than offset continued declines in revenue from the sale of traditional disposable prepaid calling cards in the U.S. and overseas. Retail Communications’ revenue comprised 45.2% of TPS’ total revenue in 1Q15.
•	Wholesale Termination Services’ revenue was $159.7 million, a decrease from $178.6 million (-10.6%) in 1Q14. Although minutes of use increased by 3.3% compared to the prior year, the traffic mix tilted towards lower revenue per minute destinations in 1Q15, as compared to the previous year. In addition, compared to the previous year, IDT found in 1Q15 fewer pricing shift opportunities in Latin America resulting from disparities in local currency exchange rates. Wholesale Termination Services’ revenue comprised 39.6% of TPS’ total revenue in 1Q15.
•	Payment Services’ revenue was $51.2 million, an increase from $50.1 million (+2.1%) in 1Q14. The year over year increase is due primarily to more aggressive pricing on international mobile top-up sales. Revenue from IDT’s nascent international money transfer business was not yet material although it contributed to the revenue increase. Payment Services revenue comprised 12.7% of total TPS revenue in 1Q15.
•	Hosted Platform Solutions’ revenue was $10.3 million, a decrease from $11.6 million (-11.2%) in 1Q14. Within IDT’s cable telephony business, IDT renewed multi-year contracts with key cable telephony customers in the second half of fiscal 2014, but at lower rates, reflecting the long term decline in the underlying costs of hosted telephony services. In addition, several of our other hosted managed services operators are continuing to experience attrition in their subscriber customer base. Hosted Platform Solutions’ revenue comprised 2.5% of total TPS revenue in 1Q15.

TPS’ direct cost of revenue as a percentage of TPS’ revenue was 84.6% in 1Q15, an increase of 20 basis points year over year. The change primarily reflects a decrease in Wholesale Termination Service’s average margin per minute of use, partially offset by the growth of relatively higher margin Retail Communications revenue.

TPS’ SG&A expense increased to $51.2 million from $49.7 million (+3.0%) in 1Q14. Expressed as a percentage of TPS’ revenue, TPS’ 1Q15 SG&A increased to 12.7% from 12.0%, due primarily to higher personnel costs and increased marketing and advertising expense. To somewhat constrain SG&A expense on a go-forward basis, IDT downsized some sales and administrative personnel in both Europe and the U.S. prior to the close of 1Q15.

TPS’ Adjusted EBITDA decreased to $11.0 million from $14.8 million (-25.8%) in 1Q14, primarily reflecting the decrease in revenue and the increase in SG&A expense.

TPS’ depreciation and amortization expense increased to $3.8 million compared to $3.2 million (+17.2%) in 1Q14, due to increased capital investment in recent quarters in new products, including IDT Messaging, Net2Phone Office, and feature-rich enhancements to the Boss Revolution app.

TPS’ income from operations in 1Q15 decreased to $5.7 million from $11.9 million (-52.4%) in 1Q14. Income from operations in 1Q15 includes the impact of severance expense of $1.5 million.. In 1Q14, income from operations included a non-routine operating gain related to a legal matter of $0.3 million.

CPS

Consumer Phone Services (CPS) sells local and long distance services in the United States. CPS has been in harvest mode since fiscal 2006 -- maximizing revenue from current customers while maintaining SG&A and other expenses at the minimum levels essential to operate the business.

CPS’ revenue was $2.3 million compared to $3.0 million (-23.4%) in 1Q14. Income from operations was $0.4 million in both the first quarter of FY 2015 and FY 2014. The results were in line with expectations.

Zedge

Zedge owns and operates a popular platform for mobile phone consumers interested in obtaining free, high quality games, apps, and mobile phone customization content including ringtones, wallpapers, and notification sounds. Zedge’s app, available on Android, iOS and Windows Mobile, boasts more than 120 million installs. Zedge has averaged among the top twenty most popular apps in the Google Play store in the U.S. for the last five years and is currently in the top three most popular apps in the iTunes Entertainment category. As a result of Zedge’s large, active user base, it is able to offer advertisers, game developers, musicians and artists a scalable, non-incentivized, user acquisition platform with global reach. IDT currently owns approximately 83% (69% on a fully diluted basis) of Zedge.

Zedge’s revenue is generated by selling advertising inventory across its apps and websites and from mobile game installations on Android. Zedge’s revenue increased to $2.0 million in 1Q15 from $1.4 million in 1Q14 (+40.9%). Zedge’s rapidly growing Android user base and the introduction of Zedge on iOS during fiscal 2014 were the key revenue growth drivers. As of October 31, 2014, active Zedge installs were 55 million compared to 36 million a year earlier.

Zedge’s SG&A expense was $1.2 million compared to $0.8 million (+42.6%) in 1Q14, as Zedge continued to expand its product and technology teams. To this end the Company has been investing in several new initiatives including social integration, new content types and marketing tools.

Zedge’s Adjusted EBITDA was $0.6 million, compared to $0.4 million in 1Q14. Zedge’s income from operations was $0.3 million, compared to $0.2 million in 1Q14.

All Other

All Other’s results for 1Q15 include Fabrix, a software development company specializing in highly efficient cloud-based video processing, storage and delivery, IDT’s real estate holdings and other small businesses. IDT sold its majority stake in Fabrix in early October 2014. Consequently, Fabrix’s operations were consolidated for only the first two months of the quarter, at which point Fabrix was deconsolidated.

All Other’s revenue was $4.8 million, an increase from $3.4 million (+39.9%) in 1Q14. All Other’s income from operations was $76.2 million (which includes the $75.1 million gain on the sale of interest in Fabrix), compared to a loss from operations of $0.6 million in 1Q14.

OTHER CONSOLIDATED RESULTS

Consolidated results in all periods presented include corporate overhead. In 1Q15, Corporate G&A expense decreased to $3.0 million compared to $4.5 million in year ago quarter.

As of October 31, 2014, IDT had $183.3 million in unrestricted cash, cash equivalents and marketable securities. In addition, IDT had $60.6 million in current restricted cash and cash equivalents, which included $56.7 million in customer deposits held by IDT’s Gibraltar based bank. Notes payable, consisting of a mortgage on real estate, totaled $6.6 million. Total current assets were $358.5 million and total current liabilities were $341.8 million.

Net cash provided by operating activities during 1Q15 was $8.3 million, compared to $11.0 million during 1Q14. For the same periods, capital expenditures were $6.1 million compared to $3.6 million.

DIVIDEND

In November 2014, IDT paid a special dividend of $0.68 per share, $15.8 million in the aggregate, to holders of record of the Company’s Class A common stock and Class B common stock as of the close of business on November 14, 2014.

IDT has increased its quarterly dividend to $0.18 per share of Class A and Class B common stock for the first quarter of its fiscal year 2015. The dividend will be paid on or about December 19, 2014 to stockholders of record as of the close of business on December 15, 2014. The ex-dividend date will be December 11, 2014.

Both distributions will be treated as returns of capital for tax purposes.

IDT EARNINGS ANNOUNCEMENT & SUPPLEMENTAL INFORMATION

IDT will host a conference call at 5:30 PM ET today, December 8th, beginning with management’s discussion of results, outlook and strategy, followed by Q&A with participants.

To listen to the call and participate in the Q&A, dial toll-free 1-877-300-8521 (from U.S.) or 1-412-317-6026 (international) and request the IDT Corporation call.

An audio replay of the conference call will be available one hour after the call concludes through December 22, 2014 by dialing 1-877-870-5176 (toll free from the U.S.) or 1-858-384-5517 (international) and providing the conference code: 10055971. The replay will also be available by streaming from the IDT website investor relations site: www.idt.net/ir shortly after the call concludes.

ABOUT IDT CORPORATION

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides retail telecommunications and payment services to help immigrants and the under-banked conveniently and inexpensively communicate and share resources around the world. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. IDT also holds a majority interest in Zedge (www.zedge.net), developer of the popular, eponymous app for a mobile content discovery and acquisition. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

	October 31, 2014	July 31, 2014
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$168,202	$153,823
Restricted cash and cash equivalents—short-term	60,632	65,706
Marketable securities	15,063	12,873
Trade accounts receivable, net of allowance for doubtful accounts of $7,205 at October 31, 2014 and $11,507 at July 31, 2014	54,128	69,330
Receivable from sale of interest in Fabrix Systems Ltd.	27,806	—
Prepaid expenses	17,762	21,799
Deferred income tax assets, net—current portion	2,381	2,953
Other current assets	12,563	12,381

Total current assets	358,537	338,865
Property, plant and equipment, net	82,835	81,760
Goodwill	14,679	14,830
Other intangibles, net	1,615	1,742
Investments	12,112	10,008
Restricted cash and cash equivalents—long-term	—	2,763
Deferred income tax assets, net—long-term portion	16,248	16,248
Other assets	18,309	14,715

Total assets	$504,335	$480,931

Liabilities and equity
Current liabilities:
Revolving credit loan payable	$—	$13,000
Trade accounts payable	27,814	42,135
Accrued expenses	142,002	142,528
Deferred revenue	88,488	101,165
Customer deposits	55,510	62,685
Income taxes payable	401	732
Dividends payable	15,776	—
Notes payable—current portion	6,558	271
Other current liabilities	5,296	5,468

Total current liabilities	341,845	367,984
Notes payable—long-term portion	—	6,353
Other liabilities	1,883	5,430

Total liabilities	343,728	379,767
Commitments and contingencies
Equity:
IDT Corporation stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and 1,574 shares outstanding at October 31, 2014 and July 31, 2014	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 24,597 and 24,587 shares issued and 21,625 and 21,653 shares outstanding at October 31, 2014 and July 31, 2014, respectively	246	246
Additional paid-in capital	394,123	392,858
Treasury stock, at cost, consisting of 1,698 and 1,698 shares of Class A common stock and 2,972 and 2,934 shares of Class B common stock at October 31, 2014 and July 31, 2014, respectively	(100,400)	(99,841)
Accumulated other comprehensive income	1,919	3,668
Accumulated deficit	(136,296)	(196,725)

Total IDT Corporation stockholders’ equity	159,625	100.239
Noncontrolling interests	982	925

Total equity	160,607	101,164

Total liabilities and equity	$504,335	$480,931

IDT CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended October 31,
	2014	2013
	(in thousands, except per share data)
Revenues	$412,878	$420,670
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	343,807	350,319
Selling, general and administrative (i)	56,999	57,755
Depreciation and amortization	4,405	3,896
Research and development	1,656	2,276
Severance	1,549	—

Total costs and expenses	408,416	414,246
Gain on sale of interest in Fabrix Systems Ltd.	75,145	—
Other operating gains, net	—	859

Income from operations	79,607	7,283
Interest expense, net	(90)	(25)
Other income (expense), net	1,323	(549)

Income before income taxes	80,840	6,709
Provision for income taxes	(486)	(2,659)

Net income	80,354	4,050
Net income attributable to noncontrolling interests	(199)	(527)

Net income attributable to IDT Corporation	$80,155	$3,523

Earnings per share attributable to IDT Corporation common stockholders:
Basic	$3.52	$0.17
Diluted	$3.47	$0.15

Weighted-average number of shares used in calculation of earnings per share:
Basic	22,755	21,038
Diluted	23,091	22,912

Dividends declared per common share	$0.85	$—

(i) Stock-based compensation included in selling, general and administrative expenses	$848	$2,495

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended October 31,
	2014	2013
	(in thousands)
Operating activities
Net income	$80,354	$4,050
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,405	3,896
Deferred income taxes	594	1,300
Provision for doubtful accounts receivable	44	363
Gain on sale of interest in Fabrix Systems Ltd.	(75,145)	—
Gain on proceeds from insurance	—	(571)
Realized loss on marketable securities	40	—
Interest in the equity of investments	(1,898)	(735)
Stock-based compensation	848	2,495
Change in assets and liabilities:
Restricted cash and cash equivalents	3,769	(3,501)
Trade accounts receivable	7,364	3,523
Prepaid expenses, other current assets and other assets	2,937	(2,696)
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(9,766)	(8,335)
Customer deposits	(3,939)	6,751
Income taxes payable	(291)	143
Deferred revenue	(1,025)	4,310

Net cash provided by operating activities	8,291	10,993
Investing activities
Capital expenditures	(6,111)	(3,641)
Proceeds from sale of interest in Fabrix Systems Ltd., net of cash and cash equivalents sold.	36,039	—
Purchase of investments	(218)	—
Proceeds from sale and redemption of investments	23	976
Proceeds from insurance	—	571
Purchases of marketable securities	(9,065)	(7,394)
Proceeds from maturities and sales of marketable securities	6,818	6,068

Net cash provided by (used in) investing activities	27,486	(3,420)
Financing activities
Dividends paid	(3,950)	(1,837)
Distributions to noncontrolling interests	(750)	(501)
Purchases of stock of subsidiary	—	(1,133)
Proceeds from exercise of stock options	—	523
Proceeds from revolving credit loan payable	—	15,000
Repayments of revolving credit loan payable and other borrowings	(13,065)	(21,124)
Repurchases of Class B common stock	(559)	(104)

Net cash used in financing activities	(18,324)	(9,176)
Effect of exchange rate changes on cash and cash equivalents	(3,074)	825

Net increase (decrease) in cash and cash equivalents	14,379	(778)
Cash and cash equivalents at beginning of period	153,823	151,600

Cash and cash equivalents at end of period	$168,202	$150,822

Supplemental schedule of non-cash investing and financing activities
Net liabilities excluding cash and cash equivalents of Fabrix Systems Ltd. sold	$14,333	$—

Adjustment to liabilities in connection with the Straight Path Spin-Off	$—	$1,624

Reconciliation of Non-GAAP Financial Measures for the First Quarter Fiscal 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), IDT also disclosed, for the first quarters of fiscal 2015 and 2014, Adjusted EBITDA, non-GAAP net income and non-GAAP earnings per share, or EPS, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

IDT’s measure of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. Another way of calculating Adjusted EBITDA is to start with income (loss) from operations, add depreciation and amortization, severance expense, and other operating losses, and subtract the gain on the sale of interest in Fabrix Systems Ltd. (for the first quarter of fiscal 2015) and other operating gains.

IDT’s measure of non-GAAP net income starts with net income in accordance with GAAP and adds depreciation and amortization, severance expense, other operating losses, and stock-based compensation, and subtracts the gain on the sale of interest in Fabrix Systems Ltd. (for the first quarter of fiscal 2015), other operating gains, and reversals of the valuation allowance on deferred income tax assets.

IDT’s measure of non-GAAP EPS is calculated by dividing non-GAAP net income by the basic and diluted weighted-average shares.

These additions and subtractions are non-cash and/or non-routine items in the relevant fiscal 2015 and fiscal 2014 periods.

Management believes that IDT’s Adjusted EBITDA, non-GAAP net income and non-GAAP EPS measures provide useful information to both management and investors by excluding certain expenses and non-routine gains or losses that may not be indicative of IDT’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to evaluate operating performance in relation to IDT’s competitors. Disclosure of these financial measures may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, IDT has historically reported similar financial measures and believes such measures are commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures income (loss) from operations and net income, on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and IDT's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. IDT’s operating results exclusive of depreciation and amortization charges are useful indicators of its current performance.

Severance expense is also excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. Severance expense is reflective of decisions made by management in each period regarding the aspects of IDT’s and its segments’ businesses to be focused on in light of changing market realities and other factors. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of IDT’s core and continuing operations.

Gain on the sale of interest in Fabrix Systems Ltd. and other operating gains (losses), net, which are components of income (loss) from operations, are excluded from the calculation of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS. From time-to-time, IDT will select and incubate promising early stage businesses outside of its core business for eventual sale or spin-off to its stockholders. Also, IDT has insurance claims and settlements of claims from time-to-time, and has a number of matters under litigation. However, these gains and losses do not occur each quarter nor are they part of IDT’s or the relevant segment’s core operating results.

The other calculation of Adjusted EBITDA consists of revenues less direct cost of revenues, selling, general and administrative expense and research and development expense. As the other excluded items are not reflected in this calculation, they are excluded automatically and there is no need to make additional adjustments. This calculation results in the same Adjusted EBITDA amount and its utility and significance is as explained above.

Stock-based compensation recognized by IDT and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because management believes this allows investors to make more meaningful comparisons of the operating results per share of IDT’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for IDT for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Reversals of the valuation allowance on deferred income tax assets are excluded from IDT’s calculation of non-GAAP net income and non-GAAP EPS because these reversals are non-cash adjustments that are only indirectly related to the current results of IDT’s core operations. The reversals arise when IDT determines that it is more likely than not that a portion of its deferred income tax assets will be realized based on projected future taxable income, tax planning strategies and the scheduled reversal of deferred tax liabilities. The assessment of the valuation allowance requires significant subjective and complex judgments about matters that are inherently uncertain and may change in subsequent periods.

Adjusted EBITDA, non-GAAP net income and non-GAAP EPS should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, IDT’s measurements of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS may not be comparable to similarly titled measures reported by other companies.

Following are reconciliations of Adjusted EBITDA, non-GAAP net income and non-GAAP EPS to the most directly comparable GAAP measure, which are, (a) for Adjusted EBITDA, income (loss) from operations for IDT’s reportable segments and net income for IDT on a consolidated basis, (b) for non-GAAP net income, net income and, (c) for non-GAAP EPS, basic and diluted earnings per share.

IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (unaudited) in millions Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended October 31, 2014 (1Q15)
Adjusted EBITDA	$ 10.4	$ 11.0	$ 0.4	$ 0.6	$ 1.4	$ (2.9)
Subtract (Add):
Depreciation and amortization	4.4	3.8	-	0.3	0.3	-
Severance expense	1.5	1.5
Gain on sale of interest in Fabrix Systems Ltd.	(75.1)	-	-	-	(75.1)	-
Income (loss) from operations	79.6	$ 5.7	$ 0.4	$ 0.3	$ 76.2	$ (2.9)
Interest expense, net	(0.1)
Other income, net	1.3
Income before income taxes	80.8
Provision for income taxes	(0.4)
Net income	80.4
Net income attributable to noncontrolling interests	(0.2)
Net income attributable to IDT Corporation	$ 80.2

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended July 31, 2014 (4Q14)
Adjusted EBITDA	$ 10.4	$ 12.0	$ 0.4	$ 0.3	$ 0.8	$ (3.1)
Subtract:
Depreciation and amortization	4.2	3.6	-	0.2	0.4	-
Other operating loss	0.4	-	-	-	-	0.4
Income (loss) from operations	5.8	$ 8.4	$ 0.4	$ 0.1	$ 0.4	$ (3.5)
Interest expense, net	(0.1)
Other expense, net	(1.2)
Income before income taxes	4.5
Benefit from income taxes	3.9
Net income	8.4
Net income attributable to noncontrolling interests	(0.7)
Net income attributable to IDT Corporation	$ 7.7

IDT Corporation

Reconciliation of Adjusted EBITDA to Net Income

(unaudited)

in millions

Figures may not foot or cross-foot due to rounding to millions.

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	Zedge	All Other	Corporate
Three Months Ended October 31, 2013 (1Q14)
Adjusted EBITDA	$ 10.3	$ 14.8	$ 0.4	$ 0.4	$ (0.8)	$ (4.5)
Subtract (Add):
Depreciation and amortization	3.9	3.2	-	0.2	0.4	-
Other operating gains, net	(0.9)	(0.3)	-	-	(0.6)	0.1
Income (loss) from operations	7.3	$ 11.9	$ 0.4	$ 0.2	$ (0.6)	$ (4.6)
Interest expense, net	(0.1)
Other expense, net	(0.5)
Income before income taxes	6.7
Provision for income taxes	(2.7)
Net income	4.0
Net income attributable to noncontrolling interests	(0.5)
Net income attributable to IDT Corporation	$ 3.5

IDT Corporation

Reconciliations of Net Income to Non-GAAP Net Income and Earnings Per Diluted Share to Non-GAAP Diluted EPS

(unaudited)

in millions, except per share data

Figures may not foot due to rounding to millions.

	1Q15	4Q14	1Q14

Net income (loss)	$ 80.4	$ 8.4	$ 4.0
Adjustments (add) subtract:
Stock-based compensation	(0.8)	(0.5)	(2.5)
Depreciation and amortization	(4.4)	(4.2)	(3.9)
Gain on sale of interest in Fabrix Systems Ltd.	75.1	-	-
Other operating (loss) gains, net	-	(0.4)	0.9
Reversal of a valuation allowance on foreign deferred income tax assets	-	4.1	-
Severance expense	(1.5)	-	-
Total adjustments	68.4	(1.0)	(5.5)
Income tax effect of total adjustments	1.5	0.4	2.1
	69.9	(0.6)	(3.4)
Non-GAAP net income	$ 10.5	$ 9.0	$ 7.4

Earnings per share:
Basic	$ 3.52	$ 0.34	$ 0.17
Total adjustments	(3.06)	0.06	0.18
Non-GAAP EPS - basic	$ 0.46	$ 0.40	$ 0.35

Weighted-average number of shares used in calculation of basic earnings per share	22.8	22.7	21.0

Diluted	$ 3.47	$ 0.33	$ 0.15
Total adjustments	(3.01)	0.06	0.17
Non-GAAP EPS - diluted	$ 0.46	$ 0.39	$ 0.32

Weighted-average number of shares used in calculation of diluted earnings per share	23.1	23.1	22.9